Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A PREFERRED STOCK

(PAR VALUE $.10 PER SHARE)

OF

REWARDS NETWORK INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Rewards Network Inc., a corporation (the “Corporation”) organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, does hereby certify:

First: That the Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Series A Preferred Stock”) was filed in the office of the Secretary of State of the State of Delaware on November 9, 1999. None of the authorized shares of Series A Preferred Stock are outstanding.

Second: That at a meeting of the Board of Directors of the Corporation held on October 12, 2004, the Board of Directors duly adopted resolutions setting forth the proposed elimination of all reference to the Series A Preferred Stock from the Certificate of Incorporation of the Corporation, as set forth herein:

Whereas, by resolution of the Board of Directors and by a Certificate of Designations, Preferences and Rights filed in the office of the Secretary of State of the State of Delaware on November 9, 1999 (the “Certificate of Designations”), the Corporation authorized the issuance of a series of preferred stock consisting of 4,149,378 shares, par value $.10 per share, designated as the Series A Senior Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”), and established the voting powers, designations, preferences, and relative, participating, and other rights, and the qualifications, limitations, or restrictions thereof;

Whereas, as of the date hereof, no shares of such Series A Preferred Stock are outstanding;

Whereas, it is desirable that all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock be eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended;

Resolved, that all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock be eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended; and

Further Resolved, that the officers of the Corporation be, and each of them individually is, hereby authorized and directed (with full power of delegation) in the name and on behalf of the Corporation to file a certificate with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations with respect to such Series A Preferred Stock shall be eliminated from the Corporation’s Certificate of Incorporation, as heretofore amended.

Third: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, all reference to the Series A Preferred Stock is hereby eliminated from the Certificate of Incorporation.

In Witness Whereof, the Corporation has caused this certificate to be signed by its duly authorized officer, this 15th day of November, 2004.

REWARDS NETWORK INC.

By:	/s/ Bryan R. Adel
Bryan R. Adel
Corporate Secretary